Exhibit 10.42

AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

December 29, 2008

Anthony Ambrose
Portland, Oregon	Executive

RadiSys Corporation, an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, OR 97124	the Company

1. Employment Relationship. In order to induce Executive to become an employee of the Company, this Agreement sets forth the severance benefits that Company will provide to Executive in the event Executive’s employment by the Company is terminated under the circumstances described herein. Executive will be employed by the Company as Vice President and General Manager of the Communication Networking Business Unit. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”). Executive promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the last day of Executive’s active employment. Executive shall forfeit the severance benefits outlined in this Agreement in the event that he fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims.

3. Additional Compensation Upon Involuntary Termination.

3.1 Involuntary Termination. In the event of a Termination of Executive’s Employment (as defined in Section 5.1) other than for Cause (as defined in Section 5.2), death or Disability (as defined in Section 5.3), and contingent upon the approval of the Compensation Committee of the Company’s Board of Directors and Executive’s execution of the Release of Claims without revocation within the time period described in Section 2 above and compliance with Section 8, Executive shall be entitled to the following benefits:

(a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a lump sum, an amount equal to six (6) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination; provided, such lump sum amount shall not exceed two times the lesser of (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company as an employee for the calendar year preceding the calendar year of the Termination of Executive’s Employment (adjusted for any increase during that year that was expected to continue indefinitely but for the Termination of Executive’s

Employment), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, for the year of the Termination of Executive’s Employment. Severance pay that is payable under this Agreement shall be paid to Executive within 30 days following the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims and in any event no later than the end of the second calendar year following the calendar year of the Termination of Executive’s Employment.

(b) As an additional severance benefit, the Company will provide Executive with up to six (6) months of continued coverage pursuant to COBRA under the Company’s group health plan at the level of benefits (whether single or family coverage) previously elected by Executive immediately before the Termination of Executive’s Employment and to the extent that Executive elects to continue coverage during such 6-month period.

4. Withholding; Subsequent Employment.

4.1 Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

4.2 Offset. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

5. Definitions.

5.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that the Company has terminated Executive’s employment with the Company (including any subsidiary of the Company) other than for Cause (as defined in Section 5.2), death or Disability (as defined in Section 5.3). A Termination of Executive’s Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A.

5.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors, the Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

5.3 Disability. “Disability” means Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, as determined by Executive’s attending physician and in accordance with the Company’s Medical Leave of Absence Policy, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties. This Agreement does not apply if the Executive is terminated due to Disability.

6. Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

7. Entire Agreement. The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the matters covered by this Agreement, that this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, specifically the Executive Severance Agreement by and between Executive and the Company dated February 27, 2007, and that there exist no other agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement.

8. Resignation of Corporate Offices. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive agrees to provide the Company such written resignation(s) upon request and that no severance pay or other benefits will be paid until after such resignation(s) are provided.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

10. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and the Company.

11. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

12. Code Section 409A. This Agreement and the severance pay and other benefits provided hereunder are intended to qualify for an exemption from Code Section 409A, provided, however, that if this Agreement and the severance pay and other benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of

Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of compensation paid under this Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Code Section 409A.

RADISYS CORPORATION

By:	/s/ Scott Grout	/s/ Anthony Ambrose
	Scott Grout, President and CEO	Anthony Ambrose

EXHIBIT A

RELEASE OF CLAIMS

1.	Parties.

The parties to Release of Claims (hereinafter “Release”) are Anthony Ambrose and RadiSys Corporation, an Oregon corporation, as hereinafter defined.

1.1 Executive and Releasing Parties.

For the purposes of this Release, “Executive” means Anthony Ambrose, and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

1.2 The Company.

For the purposes of this Release, the “Company” means RadiSys Corporation, an Oregon corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose.

Executive was employed by the Company. Executive’s employment is ending effective                      under the conditions described in Section 3.1 of the Amended and Restated Executive Severance Agreement (“Agreement”) by and between Executive and the Company dated                     , 2008.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment.

3.	Release.

In consideration for the payments and benefits set forth in Section 3.1 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to, obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. This Release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Oregon Fair Employment Practices Act, OR ST Section 659.030 et seq., Oregon wage and hour laws, OR ST Section 652.010 et seq., the Oregon Family Leave Act, OR ST Section 659A.150 et seq., state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract (express or implied), tort, or common law theories. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.

3.1 IMPORTANT INFORMATION REGARDING ADEA RELEASE. Executive understands and agrees that:

a.	this Release is worded in an understandable way;

b.	claims under the ADEA that may arise after the date of this Release are not waived;

c.	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

d.	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

e.	Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 Attention: Vice President, Human Resources within seven (7) days after Executive signs this Release;

f.	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2 Reservations Of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.

3.3 No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date.

The “Effective Date” of this Release shall be the eighth day after it is signed by Executive.

5.	No Disparagement.

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company or the Released Parties. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company or the Released Parties.

The Company agrees that henceforth the Company’s officers and directors will not disparage or make false or adverse statements about Executive. Executive should report to the Company any actions or statements that are attributed to the Company’s officers and directors that Executive believes are disparaging. Executive may take actions consistent with breach of this Release should it determine that the Company’s officers and directors have disparaged or made false or adverse statements about Executive.

6.	Confidentiality, Proprietary, Trade Secret And Related Information

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty.

Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive’s Employee Agreement with the Company and any section(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.	Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

8.	Entire Release.

This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 6 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.	Severability.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.	References.

The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

11.	Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

12.	Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

Dated: ,
Anthony Ambrose

STATE OF OREGON	)
)
County of	)

Personally appeared the above named Anthony Ambrose and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:
NOTARY PUBLIC - OREGON
My commission expires:

RADISYS CORPORATION

By:		Dated:
Its:
On Behalf of RadiSys Corporation and “Company”